Cannae Holdings, Inc. Announces Promotion of David Ducommun to President LAS VEGAS--( )-- Cannae Holdings, Inc. (NYSE:CNNE) (“Cannae” or the “Company”) todayBUSINESS WIRE announced the promotion of David Ducommun to President effective January 1, 2021, succeeding Brent Bickett who, as previously announced, will transition to the role of Strategic Advisor. In addition to the role of President, Mr. Ducommun will remain Managing Director at Trasimene Capital Management, LLC. “I would like to congratulate David on his promotion to President.” commented William P. Foley, II, Chairman. “David has been vital to the Cannae team since inception and through the course of his tenure has demonstrated exceptional leadership skills. In promoting David to the senior leadership team he will continue to work directly alongside myself and Richard Massey focused on the advancement of Cannae’s growth initiatives.” Mr. Ducommun commented, “I am excited to assume the President role as we head into the New Year and am eager to continue growing Cannae through our strategic investments. It is an honor to work alongside industry veterans Bill Foley and Richard Massey. It truly is an exciting time at Cannae with numerous opportunities ahead, and my goal is to further build upon our past successes.” Mr. Ducommun has more than two decades of significant related experience prior to joining Cannae as Vice President, Corporate Finance in 2017, and most recently as Executive Vice President, Corporate Finance. Previously, Mr. Ducommun served as Senior Vice President of Mergers & Acquisitions of FNF from 2011 to 2019. He has also served as Managing Director, Corporate Finance, of FNFV LLC since July 2014 and as Secretary of CF Corporation since April 2016. Prior to joining FNF, Mr. Ducommun served as Director of Investment Banking at Bank of America Corporation, since 2008. Before Bank of America Corporation, Mr. Ducommun was an investment banker at Bear Stearns. About Cannae Holdings, Inc. Cannae Holdings, Inc. (NYSE: CNNE) is engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Cannae was founded and is led by investor William P. Foley, II. Foley is responsible for the creation and growth of over $100 Billion in publicly traded companies including Fidelity National Information Services (“FIS”), Fidelity National Financial (“FNF”), and Black Knight, Inc. (“BKI”). Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (“DNB”), which recently completed a successful business transformation and IPO. Cannae holds an approximately 18% interest in Dun & Bradstreet or ~76 million shares. Cannae’s second principal holding is Ceridian (“CDAY”), which Foley transformed from a legacy payroll bureau into a leading cloud based provider of human capital management software. Cannae owns approximately 9.5% of Ceridian representing ~14 million shares. Contacts Jamie Lillis, Managing Director Solebury Trout,, 203-428-3223, jlillis@soleburytrout.com Shannon Devine, VP, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com Source: Cannae Holdings, Inc.